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                                                                    EXHIBIT 11.1

                                  LYCOS, INC.

 Computation of Shares Used in Computing Basic and Diluted Net Loss Per Share

                                  (Unaudited)

                   (In thousands, except per share amounts)

                                                    Three Months Ended                   Six Months Ended
                                                        January 31,                        January 31,
                                                --------------------------          -------------------------
                                                  2000              1999              2000             1999
                                                --------          --------          --------         --------
 Common stock, beginning of period.........       99,897            88,895            98,506           80,171
 Weighted average common shares
  issued during the period, net............        1,530               623             1,819            8,300
 Common stock options and warrants
  using the treasury stock method..........           --                --                --               --
                                                --------          --------          --------         --------
                                                 101,427            89,518           100,325           88,471
                                                ========          ========          ========         ========

Net loss...................................     $(30,995)         $(13,868)         $(61,915)        $(17,439)
                                                ========          ========          ========         ========

Basic and diluted net loss per share.......     $  (0.31)         $  (0.16)         $  (0.63)        $  (0.20)
                                                ========          ========          ========         ========
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